Exhibit 10.1

AMENDMENT TO ESCROW AGREEMENT

This AMENDMENT TO ESCROW AGREEMENT (this “Amendment”) is made as of July 27, 2012, by and among O’Donnell Strategic Industrial REIT, Inc., (the “Company”), SC Distributors, LLC (the “Dealer Manager”) and UMB Bank, N.A., as escrow agent (the “Escrow Agent”). The Company, the Dealer Manager and the Escrow Agent are collectively referred to as the “Parties.”

WHEREAS, the Parties desire to amend the Escrow Agreement dated as of June 6, 2011 by and among the Parties and the Escrow Agent (the “Agreement”) to allow for the use of subscription proceeds from the Company’s executive officers and directors, the Company’s advisor (“Advisor”) and any of the Company’s or the Advisor’s affiliates to be included in the Required Capital (as defined in the Agreement).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Section 3.(a) is amended by deleting the current Section 3.(a) in its entirety and substituting the following in lieu thereof as the new Section 3.(a), which shall read in full as follows:

“3. (a) Subject to the provisions of paragraph 3 below, if at any time prior to the close of business on the fourth business day following the date that is the one year anniversary of the commencement of the Offering (such date the Expiration Date), the funds received by the Escrow Agent that have cleared normal banking channels and are in the form of cash (“Collected Funds”) in the Escrow Account are equal to or greater than $2,000,000, exclusive of (i) any subscription proceeds received from Pennsylvania Subscribers and (ii) any subscription proceeds received from Tennessee Subscribers (the “Required Capital”), the Escrow Agent shall promptly notify the Company and instruct the Dealer Manager, or its agent, to deliver an executed IRS Form W-9 for each Subscriber (other than any Pennsylvania Subscriber or Tennessee Subscriber). Thereafter, upon receiving written instruction from the Company, the Escrow Agent shall (x) disburse to the Company, by check or wire transfer, the Collected Funds in the Escrow Account representing the principal amount of the gross subscription payments from Subscribers received by the Escrow Agent (excluding any such funds received from Pennsylvania Subscribers and Tennessee Subscribers), and (y) within five business days after the first business day of the succeeding month, disburse to such Subscribers (other than any Pennsylvania Subscribers and Tennessee Subscribers), or the Company, as applicable, any interest thereon pursuant to the provisions of paragraph 3(h). After such time, (I) the Escrow Account shall remain open and the Company shall continue to cause subscriptions for Stock that are received from Pennsylvania Subscribers and Tennessee Subscribers to be deposited therein until the Company informs the Escrow Agent in writing to close the Escrow Account, and (II) any subscription documents and instruments of payment received by the Escrow Agent from Subscribers other than Pennsylvania Subscribers and Tennessee Subscribers shall be forwarded directly to the Company. After the satisfaction of the aforementioned provisions of this paragraph 3(a), in the event the Company receives subscriptions made payable to the Escrow Agent (other than subscriptions that are received from Pennsylvania Subscribers and Tennessee Subscribers), subscription proceeds may continue to be received in the Escrow Account generally, but to the extent such proceeds shall not be subject to escrow due to the satisfaction of the aforementioned provisions of this paragraph 3(a), such proceeds are not subject to this Escrow Agreement and at the instruction of the Company to the Escrow Agent shall be transferred from the Escrow Account or deposited directly into, as the case may be, a commercial deposit account in the name of the Company with the Escrow Agent (the “Deposit Account”) that has been previously established by the Company, unless otherwise directed by the Company.”

2. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement.

3. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. The counterparts may be delivered by facsimile.

4. This Amendment shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and assigns.

5. Except as specifically amended hereby, the Agreement shall remain unchanged and in full force and effect.

Agreed to as of the 27th day of July, 2012.

O’DONNELL STRATEGIC INDUSTRIAL REIT, INC.

By:	/s/ Douglas D. O’Donnell

Douglas D. O’Donnell, Chief Executive Officer

SC DISTRIBUTORS, LLC

By:	/s/ Patrick J. Miller

Patrick J. Miller, President

The terms and conditions contained above are hereby accepted and agreed to by:

UMB Bank, N.A., as Escrow Agent

By:	/s/ Lara L. Stevens
Name:	Lara L. Stevens
Title:	Vice President